Exhibit 99.1

Viveve Reports Second Quarter 2019 Financial Results and Provides Corporate Update

- Company completed successful transition from capital sales to recurring revenue model

- Achieved U.S. FDA 510k and CE Mark clearances for Viveve 2.0

- Expanded international distribution partnership in Middle East

- Company to host conference call at 4:30 pm ET today

ENGLEWOOD, CO – August 8, 2019 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today reported financial results for the second quarter ended June 30, 2019. The company will provide a corporate update on its scheduled conference call at 4:30 pm ET today.

“In the second quarter of 2019 Viveve underwent a major commercial transformation. Most importantly, we executed the transition from a capital sales model to a recurring revenue model in the U.S. This change was initiated in June and quickly showed positive traction, including a significant increase in physician adoption rates and the potential for improved profitability based on lower selling costs. June set a company record for monthly productivity rates per rep and this momentum has continued into July and August,” said Scott Durbin, chief executive officer of Viveve.

U.S. Recurring Revenue Model

The shift to a recurring revenue model, to support sales of Viveve’s cryogen-cooled monopolar radiofrequency (CMRF) technology platform and related consumables in the U.S., was undertaken to drive faster adoption by healthcare providers. The new pricing model is designed to lower hurdles to adoption and reduce the selling time required for each unit placed.

Introduction of the monthly rental revenue model will result in reduced revenue on a per-unit basis in the near-term, which is projected to be offset by higher unit placements and improved revenue performance as early as 2020. The program offers the potential for improved profitability based on multiple factors including greater long-term revenue per customer, lower selling costs per unit placed, improved revenue from consumable sales, and more predictable quarterly and annual sales growth.

To support this new model, Viveve also introduced an expanded suite of customer services, including: a dedicated customer care team, a comprehensive new training program called Viveve University, and campaigns to build awareness of prevalent women’s intimate health conditions.

Sale of Viveve products outside of the U.S. will continue to be supported by the company’s current distributors without significant change to the international business model.

Recent Business Highlights

●

Received U.S. Food and Drug Administration (FDA) 510(k) and CE mark clearances for its next generation Viveve 2.0 CMRF system and consumable treatment tips. The significant reduction in manufacturing costs for both the 2.0 system and treatment tips is projected to have a positive impact on overall gross margins beginning in late 2019; and,

●	Expanded Viveve’s commercial footprint in the Middle East through a new distribution partnership with Dansys Group, LLC and their large established customer base of gynecology practices and hospitals.

Q2 2019 Financial Results

Revenue for the quarter ended June 30, 2019 totaled $1.1 million compared to revenue of $5.5 million for the same period in 2018. The decrease in revenue was primarily due to the lower sales volumes and the transition of the company’s commercial model to a rental program. Sales in the second quarter of 2019 included four Viveve Systems and approximately 2,200 disposable treatment tips sold globally. Under the company’s new recurring revenue model, which was launched in the U. S. in June 2019, the company placed 24 Viveve Systems. Rental revenue on these leases will be recognized on a straight-line basis over the term of the lease. No rental revenue was recognized in the second quarter 2019. Rental revenue will start to be recognized in July 2019 upon system installation and training. As of June 30, 2019, the company had a global installed base of 774 Viveve Systems.

Gross profit for the second quarter of 2019 was $111,000, or 11% of revenue, compared to gross profit of $2.8 million, or 51% of revenue, for the same period in 2018.

Total operating expenses for the second quarter of 2019 were $8.4 million, down from $13.1 million for the same period in 2018, mainly as a result of cost reduction efforts associated with the strategic organizational realignment implemented in January 2019.

Net loss for the second quarter of 2019 was $9.7 million, or ($0.21) per share, compared to a net loss of $11.5 million, or ($0.37) per share, for the same period in 2018.

Cash and cash equivalents were $9.5 million as of June 30, 2019, compared to $17.8 million as of March 31, 2019.

Conference Call Information

The company will host a conference call at 4:30 pm ET today. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://services.choruscall.com/links/vive190808.html. Participants may also pre-register for the conference call at http://dpregister.com/10133641.

A recording of the webcast will be posted on the company’s investor relations website following the call at ir.viveve.com and will be available online for 90 days.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates cryogen-cooled monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve® System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or pursue strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:

Sarah McCabe
Stern Investor Relations, Inc.
(212) 362-1200
sarah.mccabe@sternir.com

Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:

Jenna Iacurci
Berry & Company Public Relations
(212) 253-8881
jiacurci@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$9,506	$29,523
Accounts receivable, net	3,556	5,704
Inventory	4,714	4,119
Prepaid expenses and other current assets	2,768	2,558
Total current assets	20,544	41,904
Property and equipment, net	2,726	2,916
Investment in limited liability company	1,580	1,843
Other assets	646	171
Total assets	$25,496	$46,834
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,606	$3,994
Accrued liabilities	5,278	6,766
Total current liabilities	6,884	10,760
Note payable, noncurrent portion	31,271	30,528
Other noncurrent liabilities	1,010	634
Total liabilities	39,165	41,922
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	161,469	160,297
Accumulated deficit	(175,138)	(155,385)
Total stockholders’ equity (deficit)	(13,669)	4,912
Total liabilities and stockholders’ equity (deficit)	$25,496	$46,834

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue	$1,052	$5,525	$4,064	$9,224
Cost of revenue	941	2,711	2,882	5,063
Gross profit	111	2,814	1,182	4,161

Operating expenses:
Research and development	2,902	3,672	5,382	7,428
Selling, general and administrative	5,530	9,437	12,156	18,368
Restructuring costs	-	-	742	-
Total operating expenses	8,432	13,109	18,280	25,796
Loss from operations	(8,321)	(10,295)	(17,098)	(21,635)
Interest expense, net	(1,194)	(1,063)	(2,310)	(2,133)
Other expense, net	(71)	-	(82)	(10)
Net loss from consolidated companies	(9,586)	(11,358)	(19,490)	(23,778)
Loss from minority interest in limited liability company	(138)	(158)	(263)	(407)
Net loss	$(9,724)	$(11,516)	$(19,753)	$(24,185)

Net loss per share:
Basic and diluted	$(0.21)	$(0.37)	$(0.43)	$(0.85)

Weighted average shares used in computing net loss per common share:
Basic and diluted	46,494,274	31,305,386	46,433,421	28,591,134